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EXHIBIT 99.1

[LOGO] ADVANCED BIOTHERAPY, INC.
                                      Administration
                                      --------------
                                      6355 Topanga Canyon Boulevard, Suite 510
                                      Woodland Hills, California  91367

                                      Laboratories
                                      ------------
                                      9110 Red Branch Rd.
                                      Columbia, MD   21045

                                      Telephone 818-883-6716
                                      Fax 818-883-3353
                                      www.advancedbiotherapy.com


                             "FOR IMMEDIATE RELEASE"

American College of Rheumatology's 67th Annual Scientific Meeting in Orlando, Florida Accepts Advanced Biotherapy, Inc.'s Late-Breaking Abstract

LOS ANGELES--(BUSINESS WIRE)--October 28, 2003 -

Treatment of Rheumatoid Arthritis with Investigational Antibodies to Interferon-Gamma Confirms Beneficial Effects versus Investigational Antibodies to Tumor Necrosis Factor-alpha in Randomized, Double-Blind, Placebo-Controlled Trial

Advanced Biotherapy Inc. (OTCBB:ADVB - News) -- a developer of pioneering antibody therapies for treating severe and widespread autoimmune diseases - reported beneficial effects of investigational antibodies to Interferon-Gamma in treating rheumatoid arthritis at the American College of Rheumatology 67th Annual Scientific Meeting this week in Orlando, Florida.

Mr. Edmond Buccellato, CEO and Chairman of the Board of Directors stated, "We are pleased that the ACR/ARHP Conference selected this report as a late-breaking abstract in which we reported our investigational study in 55 patients suffering from serious rheumatoid arthritis who failed previous treatment with at least one Disease-Modifying Anti-Rheumatic Drug (DMARD). These patients were randomly assigned to receive intramuscular injections of investigational antibodies to Interferon-Gamma (20 patients), investigational antibodies to Tumor Necrosis Factor-a (20 patients) and a placebo (15 patients). The clinical trial was conduced at the Rheumatology Institute, Moscow, under the direction of Professor Yakov Sigidin and Dr. Galina Lukina. Clinical, laboratory, and ultrasound assessment was made on days 7 and 28. Endpoints were American College of Rheumatology (ACR) 20%, 50%, and 70% response criteria. Patients received these investigational antibodies to Interferon-Gamma or Tumor Necrosis Factor-alpha or a placebo twice daily for only 5 consecutive days. As reported at the Conference, 16 patients stopped treatment due to lack of efficacy (antibodies to Interferon-Gamma - 2 patients, antibodies to Tumor Necrosis Factor-a - 3 patients, placebo - 11 patients). Antibodies to both Interferon-Gamma and Tumor Necrosis Factor-alpha were significantly superior to placebo. By day 28 both antibodies to Interferon-Gamma and antibodies to Tumor Necrosis Factor-alpha groups demonstrated sustained significant improvement in all clinical measures whereas not one measure improved in the placebo group. Ultrasound analysis showed, however, that only antibodies to Interferon-Gamma exerted statistically significant reduction of the thickness of the inflamed synovial membrane. On day 28, total ACR responders was 24 in the antibodies to Interferon-Gamma group, 11 in the antibodies to Tumor Necrosis Factor-a group, and none on placebo. ACR maximal response rate was significantly greater in patients treated with antibodies to Interferon-Gamma. By day 28 no patient in the antibodies to Tumor Necrosis Factor-a group maintained the 70% improvement achieved previously, whereas the number of ACR 70% responders in the antibodies to Interferon-Gamma group doubled by this time in comparison with results on day 7 and amounted to 6/17 patients who completed the trial. The most frequent side effect in both anticytokine groups was slight local dermatitis in sites of injections on days 8 and 11. Lupus-like syndrome, Quincke's edema, laryngitis and stomatitis occurred only in the antibodies to Tumor Necrosis Factor-alpha recipients (1 patient each).


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Our abstract  concluded  that this  double-blind  study  confirms the beneficial effects of antibodies to  Interferon-Gamma in treating serious RA. The degree of
improvement  in  patients  treated  with  antibodies  to  Interferon-Gamma   was
comparable with that in patients having received antibodies to Tumor Necrosis Factor-alpha and in some aspects was superior to it. These results suggest that Interferon-Gamma plays an important role in the pathogenesis of RA, and neutralization or inhibition of this cytokine is a promising approach to the therapy of RA, especially its refractory forms. Inhibition of Interferon-Gamma could be promising in various diseases in which hyperproduced Interferon-Gamma is seen, including multiple sclerosis, autoimmune skin diseases, tuberculosis, and others."

         Mr. Buccellato concluded by stating, "The United States Patent and Trademark Office (USPTO) has assigned U.S. Patent No. 6,333,032 to the Company for the exclusive use of antibodies to Interferon-Gamma -- including humanized and fully human, as well as other antibody types -- to treat Multiple Sclerosis
(MS), Rheumatoid Arthritis (RA), Juvenile Rheumatoid Arthritis, Psoriatic Arthritis (PA) and Ankylosing Spondylitis. Significant patents are also pending for the treatment of other autoimmune diseases."

         According to recent data,  Rheumatoid  arthritis affects  approximately
2.5 million people in the United States and 8 million people worldwide. It is a disease of the immune system which occurs more often in women than men. The economic impact of this disease is also significant for patients, who may begin to develop the disease in their 30s or 40s. Some patients are unable to work 10 years after a diagnosis of rheumatoid arthritis.

About Advanced Biotherapy

Advanced Biotherapy, Inc., located in Los Angeles, with laboratories located in Columbia, Maryland, is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases. Its investigational therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Core technology is protected under U.S. patents and patents pending for the exclusive use of a class of antibodies to the protein known as interferon-Gamma and antibodies to other proteins for treating a range of autoimmune diseases.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002.


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Contact:
     Advanced Biotherapy, Inc.
     Amy Buccellato, 818-883-6716
     www.advancedbiotherapy.com